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EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
MSC.Software Corporation

        We consent to the incorporation by reference in this registration statement of MSC.Software Corporation on Form S-8 pertaining to the MSC.Software Corporation Profit Sharing Plan of our report dated November 26, 2003, related to the statements of net assets available for benefits as of December 31, 2002 and 2001 and the related statements of changes in net assets available for benefits for the years then ended and all related schedules, which report appears in the December 31, 2002 annual report on Form 11-K of the MSC.Software Corporation Profit Sharing Plan.

                          /s/ KPMG LLP

Los Angeles, California
December 2, 2003

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  EXHIBIT 23.3